UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: February 21, 2002

                          WHY USA FINANCIAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)


          Nevada                     0-30601                    87-0390603
(State of Incorporation)       (Commission File No.)         (I.R.S. Employer
                                                            Identification No.)



                           8301 Creekside Circle #101
                              Bloomington, MN 55437
                    (Address of principal executive officers)
                                   (Zip Code)

                                 (952) 841-7050
                         (Registrant's telephone number)

ITEM 2. Acquisition of Company

On February 7, 2002, Registrant entered into a Business Combination Agreement to acquire all of the outstanding capital stock of Discover Mortgage Corp., ("Discover") a Minnesota corporation engaged in the business of providing residential mortgage lending services in Minnesota and Wisconsin. Discover is a HUD approved mortgage broker which generated in excess of $150 million of loan originations in 2001. Revenue of Discover exceeded $2.8 million in 2001, which was an increase in its revenue of over 100% when compared to 2000. Registrant is acquiring Discover from its current shareholders, after which Discover will constitute a wholly owned subsidiary of Registrant.

Consideration to be given by Registrant for this acquisition will consist solely of common stock of Registrant which shall include (i) shares of Registrant equal to two times the GAAP book value of Discover based on a common share price of $.50/share, and (ii) an earnout amount of Registrant shares based on the audited income of Discover for the year ended 2002 equal to 6.5 times such income assuming a per share price of the lesser of $.75/share or the public ask price of Registrant shares on December 31, 2002.

Assets to be acquired by Registrant incident to this acquisition include active mortgage broker licenses, leased office facilities, considerable computer and other office equipment and furniture, as well as substantial good will related to the ongoing, profitable and growing business of Discover.

Item 7. Financial Statements and Exhibits

        (a) Financial Statements of Business Acquired. It is impracticable for Registrant to file herewith the required financial statements on this Form 8-K, and such financial statements will be filed by amendment no later than 60 days after the date of this report on Form 8-K.

        (b) Pro Forma Financial Information. It is impracticable for Registrant to file herewith the required pro forma financial statements on this Form 8-K, and such pro forma financial statements will be filed by amendment no later than 60 days after the date of this report on Form 8-K.

        (c) Exhibits.

        EXHIBIT NO.     DESCRIPTION

           2.1 Business Combination Agreement by and between Registrant, Discover Mortgage Corp. and Michael Wright and Bruce Clausen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      WHY USA Financial Group, Inc. (Registrant)


                                      By: /s/ Leslie M. Pearson
                                          --------------------------------------
                                            Leslie M. Pearson
                                            Chief Financial Officer